2009 Final Director Election Report

November 17, 2009

Dear Stockholder:

The Federal Home Loan Bank of New York (“FHLBNY”) is pleased to announce that both candidates participating in the FHLBNY’s 2009 election of Independent Directors to the Board of Directors (“Board”) – Mr. Michael M. Horn and Mr. Joseph J. Melone — have been elected to serve on the FHLBNY’s Board for terms of office that begin on January 1, 2010.

Mr. Horn, who currently serves on the FHLBNY’s Board as its Chairman, was elected to serve a four-year term expiring on December 31, 2013. Mr. Melone, who also currently serves on the FHLBNY’s Board, was elected to serve a two-year term of office expiring on December 31, 2011.

312 Members were eligible to vote in this election. Of this number, 147 Members voted, representing 47% of total eligible voting participants. The total number of eligible votes that could be cast for each Independent Directorship was 14,466,259. To be elected, each candidate needed to receive at least 20 percent of the total number of eligible votes, and this threshold was passed by both candidates:

• Mr. Horn received 7,952,648 votes, representing 55% of the total number of eligible votes.

• Mr. Melone received 7,015,289 votes, representing 48% of the total number of eligible votes.

Mr. Horn has been a partner in the law firm of McCarter & English, LLP since 1990. He has served as the Commissioner of Banking for the State of New Jersey and as the New Jersey State Treasurer. He was also a member of the New Jersey State Assembly and served a member of the Assembly Banking Committee. In addition, Mr. Horn served on New Jersey’s Executive Commission on Ethical Standards as both as its Vice Chair and Chairman, was appointed as a State Advisory Member of the Federal Financial Institutions Examination Council, and was a member of the Municipal Securities Rulemaking Board. Mr. Horn is counsel to the New Jersey Bankers Association, chairman of the Bank Regulatory Committee of the Banking Law Section of the New Jersey State Bar Association, a member of the Board of Directors of the Community Foundation of New Jersey, and a Fellow of the American Bar Foundation. He served as a director of Ryan Beck & Co. through December 31, 2006.

Mr. Melone has been chairman emeritus of The Equitable Companies, Incorporated since April 1998. Prior to that, he was President and Chief Executive Officer of The Equitable Companies from 1996 until his retirement in April 1998 and, from 1990 until his retirement in April 1998, he was Chairman and Chief Executive Officer of its principal insurance subsidiary, The Equitable Life Assurance Society of the United States (“Equitable Life”). Prior to joining Equitable Life in 1990, Mr. Melone was president of The Prudential Insurance Company of America. He is a former Huebner Foundation fellow, and previously served as an associate professor of insurance at The Wharton School of the University of Pennsylvania and research director at The American College. Mr. Melone is a Chartered Life Underwriter, Chartered Financial Consultant and Chartered Property and Casualty Underwriter. He is currently Chairman of the Board of Horace Mann Educators, Inc., and also serves on the boards of Newark Museum, Newark, New Jersey, the Greater New York City Council of Boy Scouts, Auburn Theological Seminary, New York City, New York, and St. Barnabas Medical Center, Livingston, New Jersey. Until August of 2007, Mr. Melone served on the board of directors of BISYS; until December of 2007, he served on the board of directors of Foster Wheeler. Mr. Melone has held other leadership positions in a number of insurance industry associations, as well as numerous civic organizations. He received his bachelor’s, master’s and doctoral degrees from the University of Pennsylvania.

As previously reported to you on August 27, 2009, due to a lack of other nominees and in accordance with the Federal Housing Finance Agency’s (“FHFA”) director election regulations, the FHLBNY declared current Member Directors Mr. James W. Fulmer, Chairman, President and CEO, The Bank of Castile, Batavia, NY and Ms. Katherine J. Liseno, President and CEO, Metuchen Savings Bank, Metuchen, NJ elected to serve as Member Directors for, respectively, New York and New Jersey, for four-year terms of office commencing on January 1, 2010 and expiring on December 31, 2013.

As also previously reported on August 27, 2009, the FHLBNY did not receive any nomination certificates for the one open Member Director seat representing Puerto Rico and U.S. Virgin Islands members. As such, the FHLBNY’s Board will, in accordance with the FHFA’s director election regulations, take action in the near future to fill this open Member Directorship for 2010.

Thank you for participating in this year’s director election process. Your contribution helps ensure sound representation on our Board of Directors for the mutual benefit of the Bank and all the stockholders it serves.

Sincerely,

/s/ Alfred A. DelliBovi
Alfred A. DelliBovi
President and Chief Executive Officer